United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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1st Source Corporation
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Notice of Annual Meeting of Shareholders and Proxy Statement
To the Shareholders of 1st Source Corporation:
The Annual Meeting of Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601, on April 24, 2014, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors. Election of four directors for terms expiring in 2017.

2.	Advisory Approval of Executive Compensation. Approval of the compensation of 1st Source Corporation's executive officers disclosed in this proxy statement.

3.	Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.
Shareholders of record at the close of business on February 18, 2014 are entitled to vote at the meeting.
By Order of the Board of Directors,
John B. Griffith
Secretary

South Bend, Indiana
March 17, 2014

Please date and sign the proxy and return it promptly. If you do attend the meeting, you may, nevertheless, vote in person and revoke a previously submitted proxy.

1st SOURCE CORPORATION
P.O. Box 1602 ● South Bend, Indiana 46634
Proxy Statement
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation (“1st Source” or “the Company”), to be held on April 24, 2014, at 10:00 a.m. local time, at the 1st Source Center, 100 North Michigan Street, 4th Floor Boardroom, South Bend, Indiana 46601. Only shareholders of record at the close of business on February 18, 2014, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 25,256,562 shares were outstanding on the record date. Each shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to shareholders is March 17, 2014. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not affect the voting results on those matters for which the shareholder has abstained or the broker has not voted.
The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, electronic media, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.
Revocability
Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.
Persons Making the Solicitation
This solicitation is being made by the Board of Directors of 1st Source.
Voting Securities and Principal Holders Thereof
Beneficial owners of more than 5% of the Common Stock outstanding at February 18, 2014:

	Voting Authority			Investment Authority			Total Beneficial Ownership
Name and Address	Sole	Shared	None	Sole	Shared	None	Amount	% of Class

1st Source Bank(1) 100 North Michigan Street South Bend, IN 46601	6,613,068	—	4,832,841	6,613,068	—	4,832,841	6,613,068	26.18%

Christopher J. Murphy III (2) 100 North Michigan Street South Bend, IN 46601	1,338,536	850,019	—	1,338,536	850,019	—	2,188,555	8.67%

Dimensional Fund Advisors LP (3) Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746	1,887,695	—	59,340	1,947,035	—	—	1,947,035	7.32%
(1)1st Source Bank (“1st Source Bank" or "the Bank”), 1st Source’s subsidiary bank, owns no securities for its own account. These shares are registered in 1st Source Bank’s name or its nominee as fiduciary. 1st Source Bank reports that these shares are owned by many separate accounts. These amounts include 1,385,834 shares held by participants in the 1st Source Corporation Employee Stock Ownership and Profit Sharing Trust for which the Bank has no voting or investment authority. These amounts also include 5,241,133 shares owned indirectly by Ernestine M. Raclin who disclaims beneficial ownership thereof. These securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting and dispositive power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren. These amounts also include 1,043,804 shares owned indirectly by Christopher J. Murphy III, who disclaims beneficial ownership thereof. The securities are held in trust for which 1st Source Bank is the trustee, for the benefit of his wife and children. Voting and dispositive authority for these shares is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.
Due to the structure of various trusts, the amounts discussed in this footnote include 77,066 shares owned indirectly by both Mrs. Raclin and Mr. Murphy. Mrs. Raclin is the retired Chairman of the Board of 1st Source and the mother-in-law of Mr. Murphy. Also, these amounts do not include the shares reported for Christopher J. Murphy III in this table.
(2)These amounts include 1,338,536 shares held by Mr. Murphy or Mr. Murphy’s wife, for which they respectively have sole voting and investment authority. These amounts also include 850,019 shares owned indirectly by Mr. Murphy. Mr. Murphy or Mr. Murphy’s wife have shared voting authority for these securities, which are held in trusts or limited partnerships for the ultimate benefit and ownership of Mrs. Raclin’s children, grandchildren and their spouses.
(3)As reported in Form 13G filed February 10, 2014, Dimensional Fund Advisors LP, in its role as investment advisor for various clients, had sole dispositive and/or voting power of the shares.

Interest of Certain Persons in Matters to be Acted Upon
The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Number 2.
Proposal Number 1: Election of Directors
The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2014 Annual Meeting, four directors are to be elected for terms expiring in 2017 or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast. Instructions to withhold authority will result in a nominee for director receiving fewer votes but will not count as votes "against" the nominee. Shares not voted by brokers are not considered "votes cast".
The following information is submitted for each nominee as well as each director and each non-director executive officer continuing in office.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH NOMINEE.
All directors have demonstrated the ability and willingness to participate in and contribute to the Board and its committee activities. Each is actively involved in civic, community and business affairs. Such involvement is noted below with a representative sample of the boards or organizations with which they are involved.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Terms Expiring in April, 2014 (April, 2017 if reelected)

Vinod M. Khilnani	61	Retired (2013) Executive Chairman of the Board, CTS Corporation (electronics components and accessories); prior thereto, Chairman and Chief Executive Officer and President and Chief Executive Officer, CTS Corporation; Director and Chairman of the Compensation Committee, Materion Corporation	2013	2,476	«

●
35 years of business experience, including 12 years as Executive Chairman, Chairman, President, Chief Executive Officer and Chief Financial Officer of CTS Corporation as well as 18 years in various senior executive finance and global leadership positions with Cummins, Inc.

●	Expertise in global operations as well as extensive skills in finance, mergers and acquisitions, international business and manufacturing, corporate strategy and corporate governance.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Certified Public Accountant (inactive) and Certified Management Accountant.

●	B.A. in Business Administration from Delhi University and an M.B.A. in Finance from the University of New York at Albany.

Rex Martin	62	Chairman and Chief Executive Officer, NIBCO, Inc. (copper and plastic plumbing parts manufacturer)	1996	6,623	«

●
28 years of business experience as Chairman and Chief Executive Officer of NIBCO, Inc., a family-owned business. As head of Elkhart, Indiana-based NIBCO, Inc., Mr. Martin contributes long-term perspective, current knowledge, and extensive contacts in a community where the Company does business.

●	Expertise in the copper and plastic plumbing parts manufacturing industry and general knowledge of sales and marketing.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Serves as Lead Director.

●
Serves as Founder and Director of the Rex and Alice A. Martin Foundation, and Elkhart County Chairman and board member of the American Red Cross. Mr. Martin also is a board member of the Park Foundation of Elkhart, Indiana.

●	B.A. in English from Indiana University and an M.B.A. from the Massachusetts Institute of Technology.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Christopher J. Murphy III	67	Chairman of the Board, President and Chief Executive Officer, 1st Source and Chairman of the Board and Chief Executive Officer 1st Source Bank; Director, Data Realty, LLC (provider of managed data center and other technology related services)	1972	2,188,555(3)	8.67%

●
Over 40 years of banking and business experience, including serving as a Director and/or President and Chief Executive Officer of both 1st Source Corporation or 1st Source Bank for 40 years. Mr. Murphy contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business. Prior to 1st Source, Mr. Murphy worked at Citibank, and while in college, for the Office of the Comptroller of the Currency.

●	Extensive knowledge of 1st Source and 1st Source Bank and general knowledge in the finance/banking industry, investments, insurance and venture capital.

●
Serves on numerous boards including those of the Medical Education Foundation (serves as the citizen's advisory board of Indiana University Medical School at Notre Dame), the Indiana State Chamber of Commerce, the Indiana Commission for Higher Education, the Corporate Partnership for Economic Growth, Beacon Health Ventures and a member of the Beacon Health System Audit Committee and Memorial Home Care (part of Beacon Health Ventures, Inc.).

●	B.A. in Government from the University of Notre Dame, a J.D. from the University of Virginia Law School and an M.B.A. from the Harvard University School of Business.

Timothy K. Ozark	64	Chairman and Chief Executive Officer, Aim Financial Corporation (mezzanine funding and leasing) and Chairman, CertiFresh Foods, Inc. (seafood processor)	1999	18,160	«

●
22 years of business experience as founder, Chairman and Chief Executive Officer of Aim Financial Corporation, a mezzanine lender to privately-held companies. Also President and CEO of TKO Finance Corporation, a lender to financial services and manufacturing companies and Chairman of CertiFresh Foods, Inc., a seafood processing and fishing company located in California.

●	Expertise in mezzanine funding, lending-leasing and general knowledge of finance.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●
Serves as a member of the Visiting Committee to the Division of Biological Sciences and the Pritzker School of Medicine for The University of Chicago and on the Board of Directors for a number of privately held companies.

●	B.S. in Business Administration from the University of Minnesota and an M.B.A. from St. Cloud State University.

Directors Continuing in Office

Terms Expiring in April, 2015

Allison N. Egidi(4)	32	Director of Development, University of Virginia, College and Graduate School of Arts & Sciences; prior thereto, Major Gifts Officer, University of Virginia, College and Graduate School of Arts & Sciences and Vice President, BMO Capital Markets (financial services)	2011	19,731	«

●	7 years of experience in securitization in BMO Capital Markets’ U.S. Securitization Group.

●	Expertise in credit analysis and structuring securitization facilities.

●	Served as a Development Board member for the Comer Children’s Hospital at the University of Chicago and as a professional Board member for PAWS Chicago.

●	B.A. in Economics and American Politics from the University of Virginia.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Tracy D. Graham	40	Managing Principal, Graham Allen Partners (enterprise technology investments), Chairman, Aunalytics, Inc. (business consulting services), Chairman, Qumulus Solutions, LLC (cloud storage, virtualization and IaaS provider) and Chairman and Chief Executive Officer, Data Realty, LLC (provider of managed data center and other technology related services); prior thereto, Cincinnati Bell, Inc, Vice President and General Manager, SMB Technology Services and Founder and Chief Executive Officer, Gramtel, Inc.	2012	2,025	«

●	18 years of executive level experience in the information technology industry as entrepreneur and executive.

●	Expertise in enterprise technology, data center and internet services and data analytics.

●	Serves as chairman of Davenport University and is a board member of Memorial Health System, South Bend Career Academy, Center for the Homeless and WNIT Public Television.

●	B.A. in Sociology from the University of Notre Dame.

Craig A. Kapson	63	President, Jordan Automotive Group (automotive dealerships)	2004	30,105	«

●
33 years of business experience as President of Jordan Automotive Group. As head of a second-generation business that has been locally based for over 65 years, Mr. Kapson contributes long-term perspective, current knowledge, and extensive contacts in a community in which the Company does business.

●	Expertise in retail and fleet automobile sales and general knowledge of retailing and family-owned businesses.

●	Served as an executive board member of WNIT Public Television and executive board member of the South Bend Symphony Association.

●	B.A. in Economics from Olivet College.

John T. Phair	64	President, Holladay Properties (real estate development)	2004	17,088	«

●
16 years of business experience as President of Holladay Properties and a total of 35 years in the real estate industry. Mr. Phair also is the managing partner of approximately 75 commercial partnerships and 13 joint ventures. Prior to joining Holladay Properties, Mr. Phair spent seven years in the mortgage-banking field. As head of a locally based business, Mr. Phair contributes current knowledge and extensive contacts in a community in which the Company does business.

●	Expertise in real estate development as well as general knowledge of the construction, hospitality, finance, and real estate industries.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●
Serves or served on the boards of the Boys & Girls Club of St. Joseph County, Family & Children’s Center, WNIT Public Television, the South Bend Civic Theatre, the Alliance of Indiana (IU Kelley School of Business), Project Future and the Villages of Indiana.

●	B.A. in Political Science from Marquette University.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Mark D. Schwabero	61	President, Mercury Marine (marine propulsion systems)	2004	5,697	«

●
10 years of business experience as President of Mercury Marine and as former President of Mercury Outboards as well as 29 years experience as a senior executive in the automotive and commercial vehicle/manufacturing industries.

●	Detailed knowledge of these industries as well as manufacturing and general management expertise.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Director of National Exchange Bank & Trust.

●	Serves on the Advisory Committee of The Ohio State University Center for Automotive Research.

●	Chairman of the National Marine Manufacturers Association.

●	B.S. and M.S. in Industrial and Systems Engineering from The Ohio State University.

Terms Expiring in April, 2016

Daniel B. Fitzpatrick	56	Chairman and Chief Executive Officer, Quality Dining, Inc. (quick service and casual dining restaurant operator)	1995	32,202	«

●
32 years of business experience as the founder, Chairman and Chief Executive Officer of Quality Dining, Inc. As head of a locally headquartered, multi-concept restaurant company with operations located in seven states, Mr. Fitzpatrick contributes long-term perspective, current knowledge, and extensive contacts in communities in which the Company does business.

●	Expertise in the restaurant industry and general knowledge of food services retailing.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Serves as Past Chairman of the Holy Cross College Board of Trustees and board member for Women’s Care Center Foundation. Mr. Fitzpatrick has served with nearly two dozen other community organizations.

●	B. A. in Business Administration from the University of Toledo.

Wellington D. Jones III	69	Vice Chairman of the Board, 1st Source Corporation and 1st Source Bank (since 2011); prior thereto, Executive Vice President, 1st Source Corporation, and President and Chief Operating Officer, 1st Source Bank	1998	260,975	1.03%

●
14 years of business experience as President and Chief Operating Officer of 1st Source Bank and Executive Vice President of 1st Source Corporation, and 23 years of experience in other positions with 1st Source Bank. Mr. Jones contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business.

●	Extensive knowledge of 1st Source Bank and general knowledge in the finance/banking industry.

●	Serves on the board of Beacon Health System. Also serves as a board chair for the Southwestern Michigan College Foundation and the South Bend Regional Sports Commission.

●
B. S. in Business Administration, Finance Major from Northwestern University and a graduate of the University of Wisconsin Graduate School of Banking and the Harvard University, Graduate School of Business Administration, Advanced Management Program.

				Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Najeeb A. Khan	60	Chairman and Chief Executive Officer, Interlogic Outsourcing, Inc. and affiliated companies (payroll processing, tax filing and human resources administration services)	2011	5,279	«

●
31 years of business experience as the founder, Chairman and Chief Executive Officer of Interlogic Outsourcing, Inc., as former Chairman and Chief Executive Officer of CNA Unisource, Inc. and as former Vice President of Commercial Services for Midwest Commerce Data Corporation, a wholly owned subsidiary of NBD Midwest Commerce Bank. As head of a locally owned business, Mr. Khan contributes current knowledge and extensive contacts in several communities where many manufacturing and retail customers are located.

●	Expertise in technology, payroll, human resources, outsourcing services and entrepreneurial activities.

●	Qualifies as an audit committee financial expert under SEC guidelines.

●	Formerly served as a member of the Investment Committee of the Community Foundation of St. Joseph County and member of the Finance Committees for WNIT Public Television and Holy Cross College.

●	B.S. in Mathematics/Computer Science from Grand Valley State University.

Christopher J. Murphy IV(5)	44	Owner and Executive Director, Catharsis Productions, LLC (training programs)	2011	102,515	«

●	14 years of business experience as co-founder, owner and Executive Director of Catharsis Productions.

●	Contributes general business knowledge and entrepreneurial, government contracting and creative marketing and development experience.

●	Serves as co-chairperson on MEN (Men Endorsing Non-Violence) Illinois state subcommittee, consultant to Lambda Chi Alpha fraternity and volunteer with West Suburban Montessori School.

●	B.A. in Liberal Studies, Communications and Theatre from the University of Notre Dame. Currently pursuing an M.B.A. through the University of Notre Dame.

Executive Officers of the Company (Non-Directors)

Jeffrey L. Buhr	54	Senior Vice President and Chief Credit Officer, 1st Source Bank (since 2009); prior thereto, Senior Vice President, 1st Source Bank		44,585	«

John B. Griffith	56	Executive Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank (since 2011); prior thereto, Senior Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank		46,549	«

Allen R. Qualey	61	President and Chief Operating Officer, Specialty Finance Group, 1st Source Bank (since 1997)		142,701	«

James R. Seitz	61	Executive Vice President, 1st Source Corporation (since 2014) and President, 1st Source Bank (since 2012); prior thereto, Executive Vice President and Senior Vice President, 1st Source Bank		53,486	«

Andrea G. Short	51	Senior Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and 1st Source Bank (since 2013); prior thereto, Senior Vice President and Controller and Vice President and Controller, 1st Source Bank		33,596	«

Steven J. Wessell	64	Executive Vice President, 1st Source Bank (since 2011); prior thereto, Senior Vice President, 1st Source Bank		65,387	«

All Directors and Executive Officers as a Group (19 persons)				3,077,735	12.19%

« Represents holdings of less than 1%.
(1)The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held or held within the last five years in other registered corporations are also disclosed.

(2)Based on information furnished by the directors and executive officers as of February 18, 2014.
(3)See footnotes (1) and (2) to the Voting Securities and Principal Holders Thereof table above.
(4)Ms. Egidi is the niece of Mr. Murphy and his wife
(5)Mr. Murphy IV is Mr. Murphy’s son.
Transactions with Related Persons
The Audit Committee of 1st Source’s Board of Directors is responsible, under the terms of that Committee’s charter, for reviewing and disclosure of related party transactions that are material to 1st Source’s consolidated financial statements or otherwise require disclosure under Item 404 of SEC Regulation S-K.
Banking Transactions — Directors and officers of 1st Source and their affiliates were customers of, and had transactions with, 1st Source and its subsidiaries in the ordinary course of business during 2013 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.
1st Source’s Loan Policy requires prior approval by a majority of the Board of Directors of any extension of credit to an executive officer, director, principal shareholder or persons related to any of the foregoing if aggregate extensions of credit to such executive officers, directors, principal shareholders or other persons exceed $500,000. The aggregate of loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien, or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than $100,000 (excluding the loans of a type noted in 1), 2) and 3) in the preceding sentence). Finally, within 10 days of the date that the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive officer must make a written report to the Board.
Other Transactions — The Company has previously reported its investment in Data Realty, LLC and investments by 1st Source Bank in Data Realty Northern Indiana, LLC (DRNI). DRNI is a managed data center and network interconnection cooperative servicing business in 1st Source Bank's headquarters region. 1st Source Bank is a customer of DRNI and the Bank’s primary operating system hardware is located in the data center owned and operated by DRNI. In 2013, 1st Source Bank paid an aggregate of $192,420 for services provided by DRNI.
Data Realty, LLC is the managing partner of DRNI. Directors Graham and Khan have respective interests in Data Realty, LLC as previously reported. Mr. Murphy is a Director of Data Realty, LLC representing the Company's interests. In 2013, the Company made an additional investment of $76,390 in Data Realty, LLC to facilitate Data Realty, LLC's acquisition of Aunalytics, Inc., a company in which Mr. Graham had an indirect interest.
Board Committees and Other Corporate Governance Matters
In January 2004, the Board of Directors adopted and has since periodically updated the 1st Source Corporate Governance Guidelines. The Corporate Governance Guidelines are designed to ensure and document the Company’s high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing rules of NASDAQ OMX and rules of the Securities and Exchange Commission. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.
Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing rules of NASDAQ OMX. The Board has determined, after careful review, that the following eight of the thirteen current members of the Board are independent directors: Mr. Fitzpatrick, Mr. Kapson, Mr. Khan, Mr. Khilnani, Mr. Martin, Mr. Ozark, Mr. Phair and Mr. Schwabero.
Board Committees — 1st Source and 1st Source Bank share the following permanent committees made up of board members of both organizations. Executive and Governance, Nominating, Audit and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members		Functions	2013 Meetings

Executive and Governance(2)	Christopher J. Murphy III	●	Serve as senior committee with oversight responsibility for effective	3
	Rex Martin(1)		governance of the Company.
	Daniel B. Fitzpatrick	●	Act for the Board of Directors between meetings subject to certain statutory
	Timothy K. Ozark		limitations.
	Mark D. Schwabero	●	Identify and monitor the appropriate structure of the Board.
		●	Select board members for committee assignments.

Nominating(2)	Rex Martin(1)	●	Identify, evaluate, recruit and select qualified candidates for election,	3
	Daniel B. Fitzpatrick		re-election or appointment to the Board of Directors.
	Timothy K. Ozark	●	See also “Nominating Committee Information” below.
Mark D. Schwabero

Audit(2)	Mark D. Schwabero(1)	●	Select the Company’s independent registered public accounting firm.	6
	Daniel B. Fitzpatrick	●	Review the scope and results of the audits by the internal audit staff and the
	Najeeb A. Khan		independent registered public accounting firm.
	Vinod M. Khilnani	●	Review the adequacy of the accounting and financial controls and the risk
	Timothy K. Ozark		management process and present the results to the Board of Directors with
	John T. Phair		respect to accounting practices and internal procedures.
		●	Make recommendations for improvements in internal procedures.
		●	Review and oversight of the Company’s legal and compliance risks, including adherence to ethical standards and bank regulatory requirements as well as other operational risk areas.
		●	See also “Report of the Audit Committee” below.

Executive Compensation and	Daniel B. Fitzpatrick(1)	●	Determine compensation for senior management personnel, review	3
Human Resources(2)	Rex Martin		performance of the Chief Executive Officer and manage the Company's stock
	Timothy K. Ozark		plans.
	Mark D. Schwabero	●	Establish wage and benefit policies for the Company and its subsidiaries.
		●	Review human resources guidelines, policies and procedures.
		●	See also the “Executive Compensation and Human Resources Committee
Report" below.

(1) Committee chairman
(2) The charter of the committee is available at www.1stsource.com.
Board Leadership Structure — Under 1st Source’s Corporate Governance Guidelines, the Executive and Governance Committee is responsible for reviewing and making recommendations to the Board regarding the Board’s leadership structure, including whether one individual should serve as Chairman of the Board and Chief Executive Officer and the Board should have a Lead Director. The Executive and Governance Committee reviews the structure of the Board on at least an annual basis and monitors and makes recommendations to the Board on an ongoing basis on other matters concerning Board policies and corporate governance. Additionally, the Executive Compensation and Human Resources Committee of the Board reviews the performance of the Chief Executive Officer on an annual basis. The Board believes it is in the best interest of 1st Source to have Mr. Murphy serve as Chairman of the Board and Chief Executive Officer. The reasons for this include:

•	Mr. Murphy’s past performance in both roles and his continuing ability to serve in both;

•	The need for decisive leadership and clear accountability in facing 1st Source’s challenges and opportunities;

•	Mr. Murphy’s extensive specialized knowledge regarding those challenges and opportunities as well as his large ownership position; and

•	The fact that composition of the Board includes a majority of independent directors, providing an appropriate amount of independent board oversight.
The incumbent chairman of the Nominating Committee, Mr. Martin, presently serves as the Lead Director under the Corporate Governance Guidelines. The Lead Director will normally chair any meetings of the Board at which the Chairman or Vice Chairman of the Board is not present or from which, for whatever reason, each has recused himself. The Lead Director also chairs the executive sessions of the independent directors.
Board Role in Risk Oversight — The Board exercises oversight of the risk management of 1st Source through the functions of its committees as described above. Additionally, Board members exercise oversight responsibilities by serving on the Loan and Funds Management Committee and/or the Trust and Investment Committee of 1st Source Bank.

The Loan and Funds Management Committee generally oversees credit, interest rate and liquidity risks. Its responsibilities include:

•	Establishing the credit policy for the Bank;

•	Reviewing Bank lending activities, including approvals of loans to new or existing customers of total commitments in excess of stated amounts;

•	Conducting quarterly reviews of the adequacy of the allowance for loan and lease losses and loan concentrations as compared to established limits; and

•
Reviewing the Bank’s Funds Management Division in its investment activities, relationships with securities dealers, relationships with other depository institutions, administration of 1st Source’s asset/liability management and liquidity functions and other activities.

The Trust and Investment Committee generally oversees fiduciary risks associated with 1st Source Bank's trust and investment services. Its responsibilities include:

•	Exercising general supervision over the fiduciary activities of the Personal Asset Management Group and the Retirement Plan Services Division;

•	Assigning the administration of those fiduciary powers to such officers, employees and committees as the Committee deems appropriate;

•	Directing and reviewing the actions of all individuals or committees used by the Bank in the exercise of the fiduciary powers and services offered to clients;

•	Implementing and periodically evaluating appropriate policies, practices and controls to promote high quality fiduciary administration; and

•	Overseeing appropriate policies and procedures to ensure the Bank makes appropriate investments.
Finally, the Board receives quarterly reports from the Strategic Deployment Committee, an executive-level management committee chaired by Mr. Murphy that, among other things, oversees and evaluates risks, controls and the risk management processes for 1st Source and 1st Source Bank.
Meetings of the Board of Directors and Directors’ Compensation — The Board of Directors held 5 meetings in 2013. The only incumbent director attending fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the Board of 1st Source on which he or she served was Allison N. Egidi. Ms. Egidi's absences from two of the five meetings of the Board of Directors were excused. She attended all 11 meetings in 2013 of 1st Source Bank's Loan and Funds Management Committee.
Directors receive fees in the amount of $23,000 per year, plus $1,000 per Board meeting and $1,000 per committee meeting attended ($1,500 per Audit Committee meeting attended). Committee chairpersons also receive an additional $500 per meeting attended (an additional $2,000 per Audit Committee meeting attended and an additional $1,000 per Executive Compensation and Human Resources Committee meeting attended). Total fees paid in 2013 were $678,600.
Annual Meeting Attendance — Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2013 Annual Meeting of Shareholders except Rex Martin (whose absence was excused) attended that meeting.
Code of Ethical Conduct — The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.
Shareholder Communications — Communications to the Board of Directors from shareholders are welcomed. All written communications may be submitted through the Company's web site at www.1stsource.com, by e-mail at shareholder@1stsource.com, or by U.S. mail at 1st Source Corporation, 100 North Michigan Street, South Bend, Indiana, 46601, Attn: Chairman, Executive and Governance Committee, or Attn: Corporate Secretary. The recipient of any such communication shall share it with the Chairman of the Executive and Governance Committee who shall either (i) relay it to the full Board or an appropriate committee chairperson, or (ii) where he feels that the communication is not appropriate to relay to the Board, provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he deems it prudent or appropriate to do so. The Chairman of the Executive and Governance Committee shall forward all recommendations for Board nominees submitted by shareholders to the members of the Nominating Committee.
Nominating Committee Information
The Board of Directors formed an independent Nominating Committee in January 2004. The charter of the Nominating Committee is available at www.1stsource.com. All members of the Nominating Committee (see “Board Committees” above) comply with the independence requirements of the NASDAQ OMX listing rules.The purpose of the Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board. The Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source except that the Nominating Committee also may consider the number of shares held and the length of time the shareholder-recommended candidate has invested in the Company. In order to give the Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing at least 120 days prior to the next Annual Meeting to be held on or before April 23, 2015. Nominations should be addressed to the attention of the Chairman, Executive and Governance Committee, c/o 1st Source Corporation.
The Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:

•	Whether the nominee is under the age of 72;

•	Qualifications, including judgment, skill, capability, conflicts of interest, business experience and technical/professional/educational background;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities or industries in which the Company does business;

•	Ability and willingness to commit adequate time, or in the case of incumbent directors, past participation and contribution, to board and committee matters;

•	The interplay of the nominee’s experience with that of the other members of the Board;

•	The extent to which a nominee would be a desirable addition to the Board and any committee of the Board;

•	If applicable, whether the nominee would be deemed “independent” under listing rules of NASDAQ OMX and Securities and Exchange Commission rules;

•	Whether the nominee is qualified and likely to remain qualified to serve under the Company’s By-laws and Corporate Governance Guidelines;

•	Diversity of viewpoints, background, experience and other demographics; and

•	Such other factors the Committee deems relevant.
The Nominating Committee assesses its own performance, including its effectiveness in achieving a diverse Board, and reviews its charter and recommends any proposed changes every other year coincident with the bi-annual self-assessment of the full Board.
Report of the Audit Committee
The Audit Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm, approves all audit and non-audit services provided by the independent registered public accounting firm and oversees the Company’s compliance with ethics policies and the Company's management of legal, regulatory and other operational risks. The Board of Directors has adopted a charter for the Audit Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing rules of NASDAQ OMX and Securities and Exchange Commission rules. The Board has determined that Daniel B. Fitzpatrick, Najeeb A. Khan, Vinod M. Khilnani, Timothy K. Ozark, John T. Phair and Mark D. Schwabero qualify as audit committee financial experts, as defined in the rules of the Securities and Exchange Commission.
The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered, with the independent registered public accounting firm, the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under PCAOB Auditing Standard No. 16, “Communication with Audit Committees.” In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Audit Committee
Mark D. Schwabero, Chairman
Daniel B. Fitzpatrick
Najeeb A. Khan
Vinod M. Khilnani
Timothy K. Ozark
John T. Phair
Compensation Discussion & Analysis
Compensation Oversight
The Executive Compensation & Human Resources Committee of the Board of Directors, comprised entirely of independent directors, administers the Company’s executive compensation program. The responsibilities of the Executive Compensation & Human Resources Committee are described in its charter and include:

•	Determine compensation for Named Executive Officers (NEOs) and other senior management personnel;

•	Review performance of the Chief Executive Officer;

•	Establish wage and benefit policies for the Company;

•	Review general human resources guidelines, policies and procedures;

•	Oversee the Company’s stock and benefit plans; and

•	Review incentive plans and attest that they do not encourage inappropriate risk taking.
The Executive Compensation & Human Resources Committee determines the compensation for NEOs and other senior management personnel after reviewing market, peer and industry information and the recommendations of the Chief Executive Officer with regard to cash and stock incentives under the Executive Incentive Plan and other incentives for officers in the Company.

Compensation Philosophy and Program
The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and with the Company’s shareholders. The Company succeeds best over the long-term when the executive officers and key employees are motivated to work together in this partnership as long-term owners themselves. The Company’s compensation programs are designed to compensate executive officers and key employees fairly and continuously reinforce a partnership of long-term owners. The programs reward results that lead to consistent high-level performance with particular emphasis on building long-term customer relationships. The Company believes that a strategic focus on building deep, long-term customer relationships is the foundation for strong, sustainable, long-term performance. Increasing such relationships over the long-term optimizes shareholder value through growth of high quality net revenues. It is also consistent with a measured approach to growth that includes necessary attention to understanding and managing the risks of the business. The Company rewards growth of customer relationships and sound risk management through compensation that is balanced between base salaries and performance-based incentive compensation. The incentive compensation is also balanced between cash bonuses and equity awards, with both linked to the Company’s overall performance on a short-term and long-term basis.
Components of Compensation and Objectives
The Executive Compensation & Human Resources Committee has approved a compensation program that includes base salaries plus incentives paid in cash and stock under the Executive Incentive Plan (EIP). NEOs and other members of senior management are eligible for incentive awards under the EIP.
The EIP is designed to reward the NEOs and other participants for balanced performance with a long-term emphasis. Annual incentive awards achieve this balance with payment of equal amounts of cash and stock. The annual cash awards provide participants with immediate recognition of strong, annual performance. Annual matching awards of book value stock provide participants with the opportunity to build and increase the value of their ownership during the course of a long career with the Company. The long-term holding requirement for those shares establishes alignment between performance of the participants and the interests of our shareholders. Periodic long-term plan awards of market value stock further reinforce such alignment by encouraging a long-term view with sound strategic planning and risk management and providing participants with an opportunity for additional ownership of the Company but with the same market risk to which shareholders of the Company are exposed.
The Company has chosen book value stock as the primary form of incentive stock because book value is the one value that members of management directly affect by their individual and collective decisions. Earnings of the Company are either added to the book value per share or paid out as dividends on all outstanding shares (including book value shares whether or not still subject to forfeiture). In this way, book value more closely reflects the real economic value of the Company and is not subject to fluctuations in the stock market that are unrelated to performance of the Company. Inappropriate risk-taking is discouraged through the five year forfeiture period of book value share awards. Inappropriate risk-taking is further discouraged through restrictions on the sale of book value shares that, with limited exceptions, require recipients to hold the shares until retirement and then sell them back to the Company at the then book value, with the purchase price payable in installments over a five year period. The limited exceptions allow executives, subject to the Committee’s approval, to sell back to the Company up to 50% of those book value shares for which the risk of forfeiture has been lapsed for seven or more years and only for the purchase of a personal residence or second home, college education tuition or financial hardship. The Company believes that equity-based compensation using book value stock under the EIP ties participants directly to the long-term, substantive economic performance of the Company and encourages them to make sound business decisions that will grow the Company carefully over time, strengthen its financial position and discourage decisions designed only for short-term personal gain. This decision-making for the long-term is reinforced as these stock awards become a significant portion of a participant’s net worth over time.
Base Salaries
Annual base salaries are designed to compensate 1st Source executives for their qualifications, responsibilities and performance. Executive salaries are administered under the 1st Source Salary Administration Program applicable to all exempt employees. Through this program, each exempt job is graded under direction of the Human Resources Department and placed in a salary range with a midpoint targeted for the 50th percentile of the market range. Management monitors and re-calibrates the job grades and salary ranges by regularly evaluating market pay for particular positions as openings occur, as jobs change or as managers raise questions about the competitiveness of the pay for certain jobs. In addition, management periodically studies the competitiveness of its salary structure (ranges and job grades) by reference to market and industry information from a variety of sources, including SNL, Towers Watson, Pearl Mayer, Crowe Horwath, the American Banker, St. Joseph County Indiana Chamber of Commerce and other publicly available sources. The Company also from time to time engages outside consultants to review its compensation programs to ensure that they are competitive and reflect market realities.
For the NEOs, the Executive Compensation & Human Resources Committee annually evaluates base salaries by reference to the same sources used for the Company’s Salary Administration Program. It also reviews the public information available on compensation paid to NEOs of peer organizations. The Committee reviews information on a number of peer groups that are recommended by management based on various criteria - asset size, concentration of commercial and industrial loans, geographic scope - nationwide, Midwest and Indiana/Michigan, profitability and customer relationship focus, respectively. The Committee uses the peer group data as a point of reference and one of several factors in setting base salaries and other components of compensation for the NEOs. If any component of compensation for the NEOs varies significantly from the median of those in our peer group, then the Committee considers the circumstances (e.g. tenure, experience, historical performance) and whether an adjustment to one or more components of compensation is warranted. Although the Company engaged an outside consultant to evaluate its base salary program during 2013, there were no compensation consultants engaged by the Committee for determining or recommending the amount or form of executive and director compensation for 2013.
Increases to base salaries are considered annually. Management evaluates market conditions and proposes a salary performance grid that provides the range of authorized merit increases for each level of performance rating in each quadrant of the applicable salary ranges. The Executive Compensation & Human Resources Committee reviews, adjusts and approves the proposed grid each year. All of the NEOs, including the Chief Executive Officer, are eligible to receive annual salary increases through the Salary Administration Program.
An exempt employee’s base salary will increase based on his or her position in the salary range and individual performance rating determined through the annual performance review process. Performance ratings are based on a scale of 1 to 5 with a 3 rating representing performance that meets expectations.

The Committee applies the salary performance grid used for all exempt employees when determining base salary increases for Mr. Murphy and the other NEOs. The Committee evaluates Mr. Murphy’s performance each year looking at, among other factors, the Company’s return on equity, its absolute earnings, and the overall performance of the Company relative to its annual budget plan and long-term strategic plan approved by the Board of Directors. His responsibilities also include representing the Company to its various constituencies, for its community engagement, and for ensuring the development of a culture of client service, long-term financial performance, teamwork, corporate integrity, and long-term success. Based on Mr. Murphy’s 2013 performance, the Committee approved a 2.2% increase in Mr. Murphy’s base salary in early 2014.
Mr. Murphy evaluates the performance of the other NEOs and makes recommendations for their annual increases to the Committee. The progression of increases in base salary for each of the NEOs is shown in the compensation table below.
Annual Incentive Awards Under the EIP
Awards under the EIP are determined annually following the close of the fiscal year. The EIP offers participants the potential for an annual cash award and a long-term stock award.
Annual Cash Awards: Each participant under the EIP is assigned a “partnership level” percentage that is the starting point for determining his or her annual cash award. Partnership level percentages range from 4.25% to 15% of the salary range midpoint or base salary of a participant. For 2013, the partnership level percentage of the NEOs was 15% for Mr. Murphy, 10% for Ms. Short and Messrs. Griffith and Qualey, and 8% for Mr. Buhr. The “base bonus” for each EIP participant is equal to the participant’s salary range midpoint or base salary as applicable multiplied by the relevant partnership share percentage.
That dollar amount is further adjusted up or down for the “Company Performance Factor.” The Company Performance Factor is 2.5 times the percentage by which actual net income for the year exceeded (or missed) budgeted net income with a maximum upward adjustment of 25%. The Committee is authorized to make adjustments to reported net income for purposes of determining the Corporate Performance Factor. Historically, the Committee has done so when, in the Committee’s judgment, the reported net income included unusual or one-time items that distorted the true substantive or normalized earnings of the Company. The Committee chose to use the Company’s reported net income of $54.958 million without adjustment to calculate the 2013 Company Performance Factor. For 2013, the Company Performance Factor was 24.4%.
For each individual, the base bonus after adjustment for the Company Performance Factor is further adjusted up or down between 0% and 300% based upon the participant’s performance against a set of corporate, group and individual performance goals established at the beginning of the fiscal year.
The corporate-level financial performance goals for each of the NEOs in 2013 included a combination of the following depending upon the NEO’s role and responsibilities:

Objective	Minimum	Target	Maximum

Return on assets	0.90%	1.08%	1.25%
Return on common equity	8.00%	8.69%	10.00%
Expense to revenue ratio	63.00%	61.64%	58.50%
Growth in average assets	2.00%	3.94%	5.50%
Average 30-day delinquency ratio	1.25%	0.80%	0.25%
Year-end nonperforming assets	2.00%	1.47%	0.50%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	0.60%	0.27%	0.10%
Other strategic growth metrics	87% of Target	Target	125% of Target

The corporate financial performance goals assigned to each of the NEOs and the weightings of corporate, group and individual performance goals for each of the NEOs were as follows:

Objective	Mr. Murphy	Ms. Short	Mr. Buhr	Mr. Griffith	Mr. Qualey
Corporate Financial Performance Goals
Return on assets	55%	10%	10%	10%	2%
Return on common equity	—	10%	—	10%	2%
Expense to revenue ratio	15%	15%	—	15%	2%
Growth in average assets	—	10%	—	10%	2%
Average 30-day delinquency ratio	—	—	9%	—	2%
Year-end nonperforming assets	—	—	4%	—	2%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	15%	—	10%	—	3%
Other credit quality metrics	—	—	27%	—	—
Other strategic growth metrics	15%	5%	5%	5%	5%
Group financial performance goals	—	30%	5%	25%	80%
Individual qualitative goals(1)	—	20%	30%	25%	—
Total weighting	100%	100%	100%	100%	100%

(1)See discussion below concerning qualitative goals relative to the 1998 Plan.

In assessing performance against these performance goals, the Committee considers quantitative and qualitative factors, and ultimately uses its judgment when determining the amount and terms of individual awards. However, in the calculation of Mr. Murphy's award, his award was first calculated based upon quantitative factors in order to comply with IRS Code Section 162(m). Then the Committee has the authority to consider qualitative factors to reduce the amount of the award to Mr. Murphy. The qualitative factors the Committee considers to reduce awards include:

•	The recommendations of Mr. Murphy with respect to the achievement of group and individual performance goals of the NEOs and all other participants in the EIP.
•An analysis of competitive marketplace compensation data as described above;

•	The executive's level of responsibility and ability to influence the Company’s performance;

•	The executive's level of experience, skills and knowledge;

•	The need to retain and motivate highly talented executives;

•	Corporate governance considerations related to executive compensation; and

•	The Company’s current business environment, objectives and strategy.
For 2013, Mr. Murphy received the full amount of the award based upon quantitative factors.
The annual cash awards are paid following the Committee’s approval of the awards. For the NEOs, the Committee approved cash awards for 2013 performance as follows:

Mr. Murphy	$274,800
Ms. Short	$52,850
Mr. Buhr	$59,100
Mr. Griffith	$71,350
Mr. Qualey	$78,200
These amounts are shown on the 2013 line of the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table below.

▪
Annual Long-Term Awards: The amount of the annual cash award under the EIP is matched with an equal amount of book value stock that is subject to forfeiture ratably over a five-year period in the event the Company fails to achieve designated annual performance hurdles or the participant’s employment terminates. For 2013, the Committee chose a minimum annual net income growth requirement and a minimum annual return on assets as alternative performance hurdles for releasing the forfeiture restrictions on the awards of book value stock approved for 2013 performance. The Committee also has the authority under the EIP to evaluate whether forfeiture of book value shares is appropriate if the Company’s performance results are in the top quartile of its peer groups notwithstanding failure of the Company to achieve the performance hurdles.

Mr. Murphy is matched with an equivalent value in book value stock subject to the same performance hurdles. As the risk of forfeiture lapses over the five year period based on achievement of performance hurdles, he is paid in cash. The Committee believes Mr. Murphy’s ownership interest in the Company is already significant and enough aligned with shareholder interests that the book value share awards under the EIP can be denominated and paid in cash as the forfeiture risk lapses.
The annual stock awards for 2013 performance were made in calendar year 2014. Thus, the 2013 stock award amounts for the NEOs will be shown in next year’s proxy on the 2014 line under the Stock Awards column of the Summary Compensation Table.

Long-Term Plan Awards Under the EIP
In addition to the annual incentive award of cash and book value stock, the EIP also offers participants an additional periodic award of cash and stock in the event the Company achieves longer-term performance goals. These performance goals are established periodically as part of the Company’s ongoing long-term strategic planning. The Company is currently following a three-year strategic planning cycle.

▪
Calculation of Amount of the Long-Term Plan Awards: The most recent 3-year performance goal period ended in 2013 with targets set in early 2011 and awards being determined and paid in early 2014. The goals for the 2011-2013 period included the following:

	Weighting	Minimum	Target	Maximum

Return on assets	15%	1%	1.1%	1.25%
Expense to revenue ratio	15%	61%	59%	57%
Net interest margin	10%	3.7%	3.85%	4%
Net charge offs and other credit-related losses to average loans, leases, repossessed assets and other real estate	15%	0.75%	0.5%	0.25%
Period-end nonperforming assets	15%	2%	1.5%	0.75%
Other strategic growth metrics	30%	80% of Target	Target	125% of Target
The three year awards are calculated based upon a pre-determined mathematical formula that multiplies the Company’s weighted performance relative to its long-term goals by an assigned percentage and then by the participant’s average annual incentive award under the EIP over the three year period. The participant may earn from 0% to 200% of their average annual incentive awards over the three year period. For the 2011-2013 period, the assigned percentages of the NEOs for purposes of the three year long-term awards were as follows:

Mr. Murphy	100%
Ms. Short	77%
Mr. Buhr	90%
Mr. Griffith	87%
Mr. Qualey	90%

▪
Method of Payment of Periodic Long-Term Awards: The periodic long-term awards are paid with a combination of cash and market value stock, with more senior participants required to take a higher percentage of stock. The stock portion is subject to forfeiture over a five-year period based upon the participant remaining with the Company and the Company remaining profitable during the period. For Mr. Murphy, the split for the 2011-13 performance period was 25% cash and 75% stock. For Ms. Short, Mr. Buhr, Mr. Griffith and Mr. Qualey, the split was 30% cash, 70% stock. Cash was paid to the NEOs (and other participants) upon approval of the awards by the Committee. For Mr. Murphy, the stock portion of his award was subject to the same forfeiture term but because of his existing ownership interest in the Company, the Committee approved payment to Mr. Murphy in cash as the five-year forfeiture period lapses. For performance during 2011 through 2013, the NEOs received periodic long-term awards as follows:

	Cash	Stock	Total
Mr. Murphy	$127,400	$382,100	$509,500
Ms. Short	17,400	40,700	58,100
Mr. Buhr	25,300	59,100	84,400
Mr. Griffith	31,700	73,900	105,600
Mr. Qualey	35,700	83,300	119,000
The cash portion of the 2011-13 awards is shown on the 2013 line of the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table. The stock portion of the 2011-13 awards was approved in calendar year 2014 and will be shown in next year’s proxy on the 2014 line of the Stock Awards column of the Summary Compensation Table.
Annual Incentive Awards Under the 1998 Performance Compensation Plan
The purpose of the 1998 Performance Compensation Plan (the "1998 Plan") is to promote the interests of 1st Source and its shareholders through the attraction and retention of executive officers and other key employees, to motivate the employees using performance-related incentives linked to performance goals, and to enable the employees to share in the growth and success of 1st Source. The program is available to replace or supplement the EIP. NEOs and other members of senior management are eligible to participate. Historically, only Mr. Murphy has qualified for an award under the 1998 Plan.

For 2013, the Committee set a goal for Mr. Murphy’s award under the 1998 Plan of between .25% and 1.25% of the Company’s net income with a target award of .50% as long as a minimum net income amount was achieved. After determining whether the quantitative factor was met, the Committee may reduce the award based on the Committee’s assessment of Mr. Murphy’s progress in achieving a set of predetermined qualitative corporate goals, including:

•	Execution of 2013 long-term objectives

•	Planning for the next set of long-term objectives ending in 2016

•	Continuation of the Company’s “lean” transformation process

•	Development and implementation of 3-year plan for brand strategy.
The Company earned net income that exceeded the minimum net income goal. Thus, Mr. Murphy earned a bonus of $252,800, or approximately 0.46% of net income, based on the Committee’s view of his progress toward the above predetermined corporate goals. The Committee chose to pay this entire bonus amount to Mr. Murphy in cash.
Additional Awards Under the 1982 Restricted Stock Award Plan
The Restricted Stock Award Plan provides for the grant of restricted shares to selected executives and other key employees of the Company as a means of inducing continued future employment and performance of such key employees. The Restricted Stock Award Plan provides that the shares shall vest over a period of time if the participant continues to serve as an employee or retires. Additionally, the Committee may set additional vesting requirements at the time of grant based on the individual participant’s performance, the Company’s financial performance or both. If the participant does not meet or exceed his or her individual performance goal(s) for a given year, all shares so restricted with respect to that year will be forfeited. If 1st Source does not meet the financial requirements by the end of the vesting period, the shares so restricted are forfeited. The Committee wishes to have the power to make periodic stock awards at its discretion in the future to maximize the usefulness of the Restricted Stock Award Plan in attracting, retaining and motivating key employees.
During early 2011, the Chief Executive Officer recommended, and the Committee agreed, that restricted stock awards should be made to executives with a leadership role in achieving its long-range goals for the period ending in 2015. The amounts of the awards were based on the executive’s level of authority. Each of the NEO’s received an award. The stock will be earned on a ratable basis subject to the executive remaining with the Company and the Company achieving specific financial goals during 2013, 2014 and 2015. The goals for 2013 were achieved and the restrictions on that year’s portion were accordingly removed. Ms. Short and Mr. Griffith received restricted stock awards in conjunction with their promotions in 2011 and 2012, respectively, to be earned over the following five years based on their remaining with the Company. Mr. Buhr received a restricted award in 2013 based on his remaining with the Company and the Company achieving specific credit goals during the next five years.
Most Recent Shareholder Advisory Vote
The Executive Compensation & Human Resources Committee carefully considered the results of the 2011 shareholder advisory vote on executive compensation. The results of the advisory vote were that 98% of votes cast approved of the executive compensation of the NEOs as described in the 2011 Proxy Statement. The votes cast separately on the Executive Incentive Plan, the 1998 Performance Compensation Plan, and the 1982 Restricted Stock Award Plan were also approved by favorable votes in excess of 75%. The results indicated shareholder support for the Company’s executive compensation decisions and policies and the Committee has continued to make its compensation decisions consistent with historical practice and existing policies.
Shareholders are given an opportunity to cast an advisory vote on the Company’s executive compensation program every three years. Such a vote is discussed in this Proxy Statement in anticipation of the annual shareholder meeting in April 2014.
Other Information
As discussed above, the senior executive officer compensation plans include both equity and cash components that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, subject to forfeiture based on the executive remaining with the Company and on long-term real economic performance of the Company. As such, these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the Company. Nor do they encourage the manipulation of earnings of the Company to enhance the compensation of any employee.
The Committee also identified and reviewed the Company’s five business unit incentive plans, each of which rewards measurable performance in the Company’s five major product and service segments: Business Banking, Consumer Banking, Specialty Finance, Trust and Asset Management, and Insurance. Each of these incentive plans has common features that encourage high quality, long-term relationship business and discourage unnecessary or excessive risks for short-term gain. In particular, short-term cash awards generally are capped at a specific dollar amount or a percentage of a participant’s salary midpoint or base salary. These awards generally are much less than the maximum amount after applying the respective individual performance metrics under the plans. Annual stock awards are similarly limited to a percentage of a participant’s salary midpoint and have long-term attributes. They carry substantial risks of forfeiture over a five-year period if performance hurdles that are tied to Company performance are not cleared. They are made in book value common stock transferable only to the Company upon death, disability, normal retirement, early termination of employment, or by discretionary approval of the Committee, with less favorable payout terms upon early termination of employment. The incentive plans for lenders further mitigate excessive risks by including substantial weightings or deductions for credit quality and net charge-offs. The Committee also identified and reviewed the Company’s referral programs designed to encourage internal referrals by providing small, immaterial cash incentives to eligible participants.
These features, combined with the systems of controls in place to mitigate the risks of the products and services the Company offers, limit and discourage the taking of unnecessary or excessive risks. They also discourage and mitigate the risk of manipulation of reported earnings to enhance the compensation of any employee. None of these incentive plans or referral programs, alone or in aggregate, encourages unnecessary or excessive risks or presents significant risks to the Company as a whole.
All incentive awards approved by the Committee are subject to “claw back” in the event the financial results upon which they were based are later determined to have been overstated. In such event, the awards for the period in question would be recalculated and the recipients would be responsible for repayment to the Company of the difference in the amount of the original awards and the amount of the recalculated awards.

Among the NEOs, the Company has entered into employment agreements with Messrs. Murphy and Griffith and Ms. Short. The agreements provide for severance payments in the event of the executive’s termination of employment because of an adverse change in his or her status. In such event, the executive would continue to receive only his or her base salary for a period of time after his or her termination. Mr. Murphy would receive the equivalent of 36 months of base salary with the first six months payable in a lump sum. Mr. Griffith and Ms. Short would receive the equivalent of twelve months of base salary with the first six months payable in a lump sum. The Committee believes that providing severance payments to certain executives in the event the executives terminate employment because of an adverse change in status is necessary and fair given the critical nature of the roles of the executives.
The employment agreements also provide for severance payments in the event Mr. Murphy, Mr. Griffith or Ms. Short terminates his or her employment for good reason within one year of a change in control transaction. The executive would receive severance pay in cash equal to 2.99 times his or her “Annualized Includable Compensation for the Base Period” (as defined under the Internal Revenue Code of 1986, as amended). The Committee reaffirmed its long-standing view that “two-trigger” change in control provision for key executives is consistent with the interests of shareholders and fair protection to the executives.
The Company has traditionally agreed to employment agreements that permit gross-up of severance payments to executives to cover possible excise taxes applicable to the executives. The Committee re-considered the appropriateness of the gross-up provision and concluded that the provision is no longer necessary for the recruitment or retention of key executives. Upon request of the Committee, Mr. Murphy, Mr. Griffith and Ms. Short each agreed to amendment of his or her employment agreement to delete the provision.
Tax Deductibility of Pay
Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Executive Compensation & Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. The Executive Compensation & Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation & Human Resources Committee to meet the requirements for deductibility whenever possible. The Executive Compensation & Human Resources Committee will continue to review and monitor the deductibility of compensation.
SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation earned by the Company's Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2013 who were the most highly compensated for 2013.

Name and Principle Position	Year	Salary($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)(2)	Total(5)
Christopher J. Murphy III	2013	$695,000	$205,517	$655,000	$97,106	$1,652,623
Chairman, President & CEO	2012	690,869	283,874	455,500	111,243	1,541,486
1st Source, and Chairman	2011	659,200	599,873	608,850	108,439	1,976,362
& CEO, 1st Source Bank

Andrea G. Short	2013	220,000	21,266	70,250	32,683	344,199
Senior Vice President, Treasurer & CFO	2012	165,309	263,400	21,250	26,015	475,974

Jeffrey L. Buhr	2013	226,565	196,709	84,400	30,402	538,076
Senior Vice President & Chief Credit Officer,
1st Source Bank

John B. Griffith	2013	311,000	45,873	103,050	37,824	497,747
Executive Vice President	2012	303,269	66,002	45,850	39,090	454,211
General Counsel & Secretary	2011	293,500	299,331	66,000	34,328	693,159

Allen R. Qualey	2013	263,654	53,222	113,900	33,594	464,370
President and Chief Operating Officer,	2012	258,626	65,353	56,300	33,954	414,233
Specialty Finance Group, 1st Source Bank	2011	251,560	179,656	65,350	30,869	527,435

(1)
Amounts included in Stock Awards represent the aggregate grant date fair value of all awards computed in accordance with FASB ASC Topic 718 granted during the year. These amounts generally relate to the prior year’s performance and are subject to forfeiture over the succeeding five (5) years.

(2)	Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined Contribution Retirement Plans	Dividends on Stock Awards	Directors’ Fees	Perquisites	Value of Life Insurance Benefits	Other	Total
Mr. Murphy(3)(4)	$20,685	$32,143	$23,000	$10,610	$10,668	$ —	$97,106
Ms. Short	18,026	12,794	—	«	1,863	—	32,683
Mr. Buhr	19,779	9,488	—	«	1,135	—	30,402
Mr. Griffith	20,685	12,019	—	«	4,429	691	37,824
Mr. Qualey	20,685	9,123	—	«	3,786	—	33,594

«	Not included - total of perquisites and benefits is less than $10,000
(3)
Mr. Murphy’s perquisites included company car mileage, country club dues, annual medical exam and personal usage of the company plane. These are valued at the incremental cost of the personal usage to the Company. For personal use of the company plane, the incremental cost is the SIFL cost.

(4)	Mr. Murphy reimbursed the Company $5,000 in each year shown for miscellaneous incalculable personal benefits.
(5)	There were no bonus awards, option awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2013, 2012 or 2011.
GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Equity Incentive Plan

	Book Value Awards (#Shares)					Market Value Awards (#Shares)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards

Christopher J. Murphy III	2/22/13(1)	—	8,920	—	$23.04
Andrea G. Short	2/22/13(1)	—	923	—	23.04
Jeffrey L. Buhr	2/22/13(1)	—	1,628	—	23.04	12/26/13(2)	—	5,000	—	$31.84
John B. Griffith	2/22/13(1)	—	1,991	—	23.04
Allen R. Qualey	2/22/13(1)	—	2,310	—	23.04
Note: There were no non-equity incentive plan awards with future payouts made during 2013. Also, there were no other stock awards or option awards made during 2013.
(1)			Annual Executive Incentive Plan award subject to forfeiture over a five-year period based on the executive remaining with the Company and the continued financial performance of the Company.
(2)			Restricted stock award subject to forfeiture over a five-year period based on the executive remaining with the Company and the continued credit performance of the Company.
NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreements:
Messrs. Murphy and Griffith each entered into an employment agreement effective January 1, 2008. Ms. Short entered into an employment agreement effective January 1, 2013.
Mr. Murphy’s agreement provides for a $695,000 base salary at January 1, 2014, with annual increases as the Committee may deem appropriate each year, and bonus payments (paid in cash or stock at Mr. Murphy’s election) under the Executive Incentive Plan and the 1998 Performance Compensation Plan. Under the other two agreements, Mr. Griffith and Ms. Short receive base salaries of $315,000 and $220,000 respectively, at January 1, 2014, with increases thereafter as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan.
Mr. Murphy’s, Mr. Griffith’s and Ms. Short’s agreements expire on December 31, 2014. Each will be extended from year-to-year thereafter unless either party gives a notice of non-renewal to the other. The term of Mr. Murphy’s agreement will end on December 31 of the third year following the year in which any notice of non-renewal is given. The term of the agreements with Mr. Griffith and Ms. Short will end on December 31 of the same year in which any non-renewal notice is given.
In the event of an executive’s death, the executive’s beneficiaries would receive a payment in the amount of twice the executive’s current base salary up to a maximum of $750,000 under a group term life insurance policy provided by the Company. Mr. Griffith’s beneficiaries also would receive a payment of $600,000 under an individual policy for which the Company pays the premiums.
The employment agreements also include restrictive covenants which require, among other things, that the executives not compete with 1st Source in bank or bank-related services within the geographic region in which full-service retail branches of 1st Source Bank or any affiliate are located. The agreements also prohibit the executives from ever divulging confidential information or trade secrets after termination of employment.

In the event an executive’s employment is terminated because of disability and in addition to other disability programs in effect for all officers of 1st Source, the executive will receive twelve months of base salary, with the first six months payable in a lump sum and the balance paid in monthly installments beginning on the first day of the seventh month following the date of termination.
See Compensation Discussion & Analysis above for discussion of other terms of the employment agreements.
Bonus Plan:
See discussion above in the Compensation Discussion & Analysis
The amounts shown in the Stock Awards column of the Summary Compensation Table represent the aggregate grant date fair value of all awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual and long-term cash awards under the EIP and the 1998 Plan. Estimated future payout amounts for 2013 stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.
Recipients of unvested book value and market value shares granted under the EIP receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards(3)

Name	Number of Shares of Stock That Have Not Vested(1)(2)	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(1)(2)	Equity Incentive Plan Awards: Payout or Market Value of Unearned Shares That Have Not Vested(1)

Christopher J. Murphy III
Book Value Shares			30,137	$725,398
Market Value Shares	16,436	$524,956

Andrea G. Short
Book Value Shares			3,828	92,140
Market Value Shares	14,677	468,783

Jeffrey L. Buhr
Book Value Shares			5,085	122,396
Market Value Shares	13,570	433,426

John B. Griffith
Book Value Shares			8,235	198,216
Market Value Shares	8,727	278,740

Allen R. Qualey
Book Value Shares			7,532	181,295
Market Value Shares	5,822	185,955

(1)
Shares vested for purposes of this table and the following table are awarded shares which are no longer subject to forfeiture under the terms of the Executive Incentive Plan or the Restricted Stock Award Plan.

(2)	Vesting dates for these awards are as follows:

	Book Value Shares	Market Value Shares
Mr. Murphy	12/2013 - 12/2017	12/2013 - 12/2015
Ms. Short	12/2013 - 12/2017	12/2013 - 12/2022
Mr. Buhr	12/2013 - 12/2017	12/2013 - 12/2018
Mr. Griffith	12/2013 - 12/2017	12/2013 - 06/2016
Mr. Qualey	12/2013 - 12/2017	12/2013 - 12/2015

Note: Shares vesting based on calendar year results (e.g., 12/2013 above is based on 2013 results) are not released until financial results are publicly announced early in the following year.

(3)	The named executive officers had no outstanding stock option awards at December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards(1)
Name	Number of Book Value Shares Acquired on Vesting	Number of Market Value Shares Acquired on Vesting	Value Realized on Full Vesting

Christopher J. Murphy III	7,803	3,901	$265,954
Andrea G. Short	1,097	1,062	48,734
Jeffrey L. Buhr	1,384	1,435	63,587
John B. Griffith	2,579	1,262	89,458
Allen R. Qualey	2,261	298	58,676

(1)	The named executive officers did not exercise any stock option awards during 2013.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Total

Allison N. Egidi	$47,700	$47,700
Daniel B. Fitzpatrick(1)	71,500	71,500
Tracy D. Graham(1)	39,900	39,900
Wellington D. Jones III(1)	51,500	51,500
Craig A. Kapson(1)	60,500	60,500
Najeeb A. Khan(1)	52,500	52,500
Vinod M. Khilnani(1)	39,500	39,500
Rex Martin(1)	50,500	50,500
Christopher J. Murphy III	See Summary Compensation Table
Christopher J. Murphy IV	52,000	52,000
Timothy K. Ozark(1)	68,500	68,500
John T. Phair(1)	51,000	51,000
Mark D. Schwabero(1)	70,500	70,500

(1) These directors received $22,995 of their annual retainer in the form of 976 shares of stock rather than cash at their election. These shares had a grant date fair value of $23.56 in accordance with FASB ASC Topic 718.

(2) There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings or other compensation paid to non-employee directors in 2013.
Executive Compensation and Human Resources Committee Report
The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this Proxy Statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this Proxy Statement.

Executive Compensation and Human Resources Committee

Daniel B. Fitzpatrick, Chairman
Rex Martin	Timothy K. Ozark	Mark D. Schwabero
Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation and Human Resources Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Executive Compensation and Human Resources Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee or another company of which an executive officer serves as a Director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year.
Proposal Number 2: Advisory Vote on Executive Compensation
Background of the Proposal
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which was enacted on July 21, 2010, contains a requirement that publicly traded firms, like the Company, permit a separate, non-binding advisory shareholder vote to approve the compensation of the Company's executive officers. The Board of Directors approved permitting this non-binding advisory shareholder vote every three years after taking into account the results of the non-binding advisory shareholder vote recommending this frequency at the 2011 Annual Meeting. In accordance with these requirements, we are providing shareholders with an advisory vote on the compensation of our executive officers at the 2014 Annual Meeting.
Executive Compensation
The Company believes that its compensation policies and procedures are focused on "pay for performance" principles and are strongly aligned with the long-term interests of shareholders. 1st Source believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. A main objective of the Company's executive compensation program is to align a significant portion of each executive officer's total compensation with the Company's annual and long-term performance and with the interests of its shareholders. A related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance the Company's long-term success and shareholder value. The Company believes that its compensation policies and procedures achieve these objectives.
Shareholders are encouraged to carefully review the Compensation Discussion & Analysis, executive compensation tables, accompanying narrative disclosures and other compensation information in this proxy statement for a detailed discussion of the Company's executive compensation program.
As required by the Dodd-Frank Act and the guidance provided by the SEC, this proxy statement permits an advisory shareholder vote on the Company's executive compensation plans, programs and arrangements through what is commonly known as a "say on pay" proposal, which gives the Company's shareholders the opportunity to endorse or not endorse the Company's executive compensation program and policies through the following resolution:
"Resolved, that the shareholders of 1st Source Corporation approve the overall executive compensation policies and procedures employed by 1st Source Corporation and disclosed in the proxy statement for the 2014 Annual Meeting of Shareholders."
Vote Required and Effect
Approval of the Company's executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Neither abstentions nor broker non-votes will affect whether more votes are cast "for" than "against" the proposal since neither is considered a "vote cast". Because the shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Executive Compensation and Human Resources Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL ON EXECUTIVE COMPENSATION.
Relationship with Independent Registered Public Accounting Firm
The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the year ended December 31, 2013 and the thirteen (13) preceding years, the audit was performed by Ernst & Young LLP. Fees for professional services provided by Ernst & Young LLP for the last three (3) years were as follows:

	2013	2012	2011
Audit Fees	$646,050	$628,250	$632,000
Audit-Related Fees	22,000	21,000	21,400
Tax Fees	24,500	23,675	19,225
Other Fees	—	—	—
Total	$692,550	$672,925	$672,625
Proposals of Security Holders
Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 1, 2014.

Additional Information
As to the proposals presented for approval, a plurality of the shares voted is required for approval.
The Securities and Exchange Commission’s rules permit a company to deliver a single proxy statement, annual report, notice of internet availability of proxy materials or prospectus to an address shared by two or more of its shareholders. This method of delivery is referred to as “householding.”
Unless shareholders request otherwise, 1st Source will “household” their proxy statement and annual report, as well as any prospectus or notice of internet availability of proxy materials, which may be sent to them. Regardless of how many 1st Source shareholders live under one roof, they will receive a single copy of each proxy statement, annual report, notice of internet availability of proxy materials or prospectus that is being mailed to shareholders. However, 1st Source will continue to deliver to every 1st Source shareholder in a household an individual proxy card in connection with any meeting of its shareholders where votes are being cast.
If a shareholder prefers to receive individual copies of proxy statements, annual reports, notice of internet availability of proxy materials or prospectuses, the shareholder should call the Company’s transfer agent, American Stock Transfer & Trust Company, toll-free at 800-347-1246. Representatives are available to assist shareholders Monday through Thursday from 8:00 a.m. until 7:00 p.m. ET, and 8:00 a.m. until 5:00 p.m. ET on Friday, or write to Chuck Ditto, Trust Operations, 1st Source Corporation, P. O. Box 1602, South Bend, IN 46634. 1st Source will start sending separate documents to a requesting shareholder within 30 days of the request.
Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.
Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On April 24, 2014: The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at https://materials.proxyvote.com/336901.
A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to shareholders for the calendar year ended December 31, 2013, containing financial statements for such year. The financial statements and the Report of Independent Registered Public Accounting Firm are incorporated by reference in this Proxy Statement.
By Order of the Board of Directors,
John B. Griffith
Secretary
South Bend, Indiana
March 17, 2014

ANNUAL MEETING OF SHAREHOLDERS OF 1st SOURCE CORPORATION

April 24, 2014 10:00 a.m.
1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601

PROXY VOTING INSTRUCTIONS

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON — You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER _________________________        ACCOUNT NUMBER _________________________

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2014:

The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at — https://materials.proxyvote.com/336901.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of Directors:

☐ FOR ALL NOMINEES	¡ Vinod M. Khilnani	Term Expires April 2017

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Rex Martin	Term Expires April 2017

☐ FOR ALL EXCEPT (See instructions below)	¡ Christopher J. Murphy III	Term Expires April 2017

	¡ Timothy K. Ozark	Term Expires April 2017
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Advisory Approval of Executive Compensation	☐	☐	☐

3. Such Other Business as May be Brought Before the Meeting
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company and Account Number shown on your proxy card.

The undersigned hereby appoints Christopher J. Murphy III, John B. Griffith and Andrea G. Short and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 24, 2014 and at any and all adjournments thereof.

Signature of Shareholder: _________________________ Date: _________________________

Signature of Shareholder: _________________________ Date: _________________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

1st SOURCE CORPORATION

Proxy for Annual Meeting of Shareholders on April 24, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Christopher J. Murphy III, John B. Griffith, and Andrea G. Short and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held April 24, 2014 and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)